Exhibit 99.1

Global Partners Announces the Appointment of Jaime Pereira to its Board of Directors

Former Ernst & Young Partner brings more than 40 years of experience advising an array of public and private companies

WALTHAM, Mass.--(BUSINESS WIRE)--October 27, 2021--Global Partners LP (NYSE: GLP) today announced the appointment of Jaime Pereira to the Board of Directors of its general partner, Global GP LLC, effective October 25, 2021. Mr. Pereira will serve on Global’s audit, compensation and conflicts committees.

Eric Slifka, President and CEO of Global Partners and Vice Chairman of Global GP LLC, said, “Jaime is an astute financial expert and brings with him more than 40 years of experience advising public and private companies across diverse business lines. While at EY Jaime was a key partner on Global’s account—a relationship that provided him additional knowledge and insights in our business. Jaime will couple his historical knowledge of the company with his experience in mergers and acquisitions, financing, and audit committee leadership to bring fresh insights to his board role.”

Mr. Pereira became a Partner at international accounting firm Ernst & Young LLP in 1990. He started his career in the Hartford office but spent most of his career in Boston, where he served a wide range of companies. Jaime’s business acumen, ability to clarify issues, and aptitude to build consensus set him on a leadership path at EY, where he became responsible for the Consumer Products practice in the Northeast Region advising several Fortune 500 companies.

Mr. Pereira currently serves as a director on the Board of Roche Bros. Supermarkets Co. He graduated from the University of Massachusetts at Amherst and presently serves on the Advisory Council for the Isenberg School of Management.

“Jaime’s deep expertise in finance and accounting make him uniquely qualified to serve on our Board,” said Richard Slifka, Chairman of Global GP LLC. “His background of successfully guiding public companies and his collaborative leadership style complement the Board’s skillset, and we look forward to benefitting from his experience.”

About Global Partners LP

With approximately 1,550 locations primarily in the Northeast, Global is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. For additional information, visit www.globalp.com.

Contacts

Gregory B. Hanson
Chief Financial Officer
Global Partners LP
(781) 894-8800

Sean T. Geary
Acting General Counsel, Secretary and Vice President – Mergers & Acquisitions
Global Partners LP
(781) 894-8800